Item 77D

Investors Florida Municipal Cash Fund, Investors Michigan Municipal Cash Fund, Investors New Jersey Municipal Cash Fund, Investors Pennsylvania Municipal Cash Fund and Tax-Exempt New York Money Market Fund, each a series of INVESTORS MUNICIPAL CASH FUND

Investors Florida Municipal Cash Fund, a series of Investors Municipal Cash Fund, changed its name-related investment policy. Prior to July 31, 2002, the Fund's policy stated that the fund pursues its goal by investing at least 80% of net assets in municipal securities, the income from which is free from federal income tax. The policy was revised as follows: The Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in the income from which is free from federal and Florida income tax, if any.

Investors Michigan Municipal Cash Fund, a series of Investors Municipal Cash Fund, changed its name-related investment policy. Prior to July 31, 2002, the Fund's policy stated that the fund pursues its goal by investing at least 80% of net assets in municipal securities, the income from which is free from federal income tax. The policy was revised as follows: The Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in the income from which is free from federal and Michigan income tax.

Investors New Jersey Municipal Cash Fund, a series of Investors Municipal Cash Fund, changed its name-related investment policy. Prior to July 31, 2002, the Fund's policy stated that the fund pursues its goal by investing at 80% of net assets in municipal securities, the income from which is free from federal income tax. The policy was revised as follows: The Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in the income from which is free from federal and New Jersey income tax.

Investors Pennsylvania Municipal Cash Fund, a series of Investors Municipal Cash Fund, changed its name-related investment policy. Prior to July 31, 2002, the Fund's policy stated that the fund pursues its goal by investing at least 80% of net assets in municipal securities, the income from which is free from federal income tax. The policy was revised as follows: The Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in the income from which is free from federal and Pennsylvania income tax.

Tax-Exempt New York Money Market Fund, a series of Investors Municipal Cash Fund, changed its name-related investment policy. Prior to July 31, 2002, the Fund's policy stated that the fund pursues its goal by investing at least 80% of net assets in municipal securities, the income from which is free from federal income tax. The policy was revised as follows: The Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in the income from which is free from federal and New York state income tax.